EXHIBIT 10.1

Non-Employee Director Compensation Summary1

The following is a summary of the compensation provided to our non-employee directors effective as of September 1, 2005.

Annual fee for all non-employee directors	$35,000
Board meeting and Board committee meeting fees (where committee meeting held other than on the same day as a meeting of the Board)	$1,200
Chairperson retainer – Audit Committee	$5,000
Chairperson retainer – Compensation Committee	$5,000
Chairperson retainer – Nominating and Corporate Governance Committee	$3,500
Annual grant of restricted Class A common stock to all non-employee directors	$87,500

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1 The Chairman of the Board may receive additional compensation as determined by the Compensation Committee.